Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Selected Historical Financial Data of John Hancock” and “Experts” in Amendment No. 1 to the Registration Statement (Form F-4) and related Prospectus of Manulife Financial Corporation for the registration of 370,376,065 shares of its common stock and to the incorporation by reference therein of our report dated March 14, 2003, with respect to the consolidated financial statements and schedules of John Hancock Financial Services, Inc. included in John Hancock Financial Services, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 19, 2003